Exhibit 99.1
Amkor Announces Departure of Chief Operating Officer
Chandler, Ariz., February 6, 2008 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Oleg Khaykin, Chief Operating Officer, is leaving the Company to become Chief Executive Officer of another public company. Ken Joyce, Chief Administrative Officer of Amkor, has been named to succeed Mr. Khaykin as Chief Operating Officer. Mr. Joyce joined Amkor in 1997 and was Chief Financial Officer for more than 8 years before becoming Chief Administrative Officer in November 2007.
“We greatly value Oleg’s contributions to Amkor during his time with us and wish him continued success in his new position” said James Kim, Chairman and Chief Executive Officer of Amkor. “Ken is a seasoned leader with an in-depth understanding of our business. I will continue to be actively involved as CEO of Amkor and remain committed to our core strategies for growth and profitability with fiscal discipline. I have great confidence in Ken and believe we have assembled a talented, deep and experienced management team.”
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Joanne Solomon
Corporate Vice President & Chief Financial Officer
480-821-5000 ext. 5416